Exhibit 99.1

Contact Kenn Entringer at Casey Communications, (314)721-2828 or kentringer@caseycomm.com

October 22, 2015

Cass Information Systems, Inc. Reports 3rd Quarter 2015 Earnings

Increases Dividend by 5%; Restores Stock Buyback Program Capacity to 500,000 Shares

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, energy, telecom and waste invoice payment and information services, reported third quarter 2015 earnings of $.51 per diluted share versus the $.55 per diluted share it earned in the third quarter of 2014. Net income for the period was $5.9 million. Cass earned $6.4 million in the third quarter of 2014.

	3rd Quarter			YTD
	2015	2014	% Change	2015	2014	% Change
Transportation Dollar Volume	$6.1 billion	$6.7 billion	(8.7)	$18.7 billion	$19.3 billion	(2.8)
Facility Expense Dollar Volume*	$3.2 billion	$3.3 billion	(2.7)	$8.9 billion	$9.6 billion	(7.1)
Revenue	$30.6 million	$29.6 million	3.3	$90.5 million	$87.6 million	3.3
Net Income	$5.9 million	$6.4 million	(8.1)	$17.0 million	$18.2 million	(7.0)
Diluted Earnings per Share	$.51	$.55	(7.3)	$1.47	$1.57	(6.4)

*	Includes Energy, Telecom and Waste

2015 3rd Quarter Recap

Despite generating revenue growth of 3.3% from new customers and services, continuing adverse economic conditions led Cass to post lower third quarter earnings. In the transportation group, transaction volume increased due to new business but the benefits of that growth were more than off-set by a decline in activity from existing customers, especially those involved in oil and gas production. In addition, transportation dollar volume declined as lower fuel prices reduced average invoice amounts. The decrease in dollar volume generated smaller investable balances that reduced net investment income and more significantly, lowered fees from carrier services. Finally, facility expense dollar volume declined as competitor consolidation in the market offset the company’s success in growing new accounts.

Internally, multiple factors contributed to a $1.4 million (6.8%) hike in operating expenses. Chief among them were strategic investment in staff and technology to win and support new business, higher health insurance costs, increased retirement plan expenses and annual merit salary increases.

“We remain firmly committed to our core strategies and are confident in the ability of our businesses to successfully compete over the long-term,” stated Eric H. Brunngraber, Cass chairman of the board and chief executive officer. “Today’s challenges notwithstanding, we will continue to expand and enhance our capabilities by investing in systems and staff capable of supporting a larger customer base.”

Nine-Month 2015 Recap

For the nine-month period ended September 30, 2015, Cass earned $1.47 per diluted share versus the $1.57 per diluted share it earned in the comparable period in 2014. Net income was $17.0 million, or $1.2 million less than the $18.2 million earned in 2014. Revenues rose 3.3% from $87.6 million in 2014 to $90.5 million in 2015.

Operating expenses were up $4.1 million (6.4%), for the reasons previously cited.

Cash Dividend Declared

On October 19, 2015, the company’s board of directors declared a third quarter dividend of $.22 per share payable December 15, 2015 to shareholders of record December 4, 2015. The new quarterly dividend is one cent or 5% higher than the previous pay-out of 21 cents per share. Cass has continuously paid regularly scheduled cash dividends since 1934.

Additionally, after repurchasing more than 220,000 common shares in the past 12 months, the board voted to restore the capacity of the firm’s stock repurchase program to 500,000 shares.

“These actions reflect our strong capital base, continuing revenue growth and the confidence of our directors in the company’s future,” said Brunngraber.

About Cass Information Systems

Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing $38 billion annually on behalf of clients, and with total assets of $1.5 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®. More information is available at www.cassinfo.com.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2014.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended September 30, 2015 and 2014:

	Quarter Ended September 30, 2015	Quarter Ended September 30, 2014	Nine Months Ended September 30, 2015	Nine Months Ended September 30, 2014
Transportation Invoice Volume	8,626	8,856	25,720	25,489
Transportation Dollar Volume	$6,140,747	$6,725,524	$18,739,375	$19,283,017
Facility Expense Transaction Volume	5,202	5,188	15,264	15,464
Facility Expense Dollar Volume	$3,162,787	$3,250,130	$8,901,907	$9,585,101

Payment and Processing Fees	$19,781	$19,743	$58,898	$57,694
Net Investment Income	9,083	9,387	27,326	27,881
Gain on Sales of Securities	1,271	23	2,910	23
Other	462	457	1,376	2,033

Total Revenues	$30,597	$29,610	$90,510	$87,631

Salaries and Benefits	$17,761	$16,515	$52,630	$49,166
Occupancy	872	783	2,565	2,345
Equipment	1,067	945	3,208	3,092
Other	2,934	2,953	9,179	8,924

Total Operating Expenses	$22,634	$21,196	$67,582	$63,527

Income from Operations before Income Taxes	$7,963	$8,414	$22,928	$24,104
Income Tax Expense	2,083	2,013	5,961	5,857

Net Income	$5,880	$6,401	$16,967	$18,247

Basic Earnings per Share	$.52	$.56	$1.49	$1.59

Diluted Earnings per Share	$.51	$.55	$1.47	$1.57

Average Earning Assets	$1,234,469	$1,243,375	$1,235,403	$1,233,136
Net Interest Margin	3.36%	3.43%	3.39%	3.45%
Allowance for Loan Losses to Loans	1.77%	1.75%	1.77%	1.75%
Non-performing Loans to Total Loans	.47%	.22%	.47%	.22%
Net Loan (Recoveries) Charge-offs to Loans	—	—	—	(.03%)
Provision for Loan Losses	$—	$—	$—	$—